EXHIBIT 99.1

Community West Bancshares Earns $2.2 Million in Fourth Quarter and $7.0 Million in 2014; Declares Quarterly Common Stock Dividend

GOLETA, Calif., Jan. 26, 2015 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), today reported net income of $2.2 million in the fourth quarter of 2014 (4Q14) compared to $1.7 million in the third quarter of 2014 (3Q14) and $3.1 million in the fourth quarter a year ago (4Q13). Community West's results for 4Q13 included a $2.8 million tax benefit as a result of the reversal of its deferred tax asset valuation allowance. Fourth quarter pretax income increased to $3.7 million, compared to $324,000 in the fourth quarter a year ago. For the full year, Community West earned $7.0 million compared to $9.0 million a year ago. Pretax income increased 94% to $12.0 million for 2014 compared to $6.2 million a year ago.

"In 2014, we generated excellent operating results, producing the highest level of pretax profits in our history. We are successfully growing our franchise, expanding the balance sheet and improving the bottom line," stated Martin E. Plourd, President and Chief Executive Officer. "Our financial results for the quarter show strong profitability, improving asset quality trends and year-over-year loan and deposit growth. By focusing on our customers' needs and delivering the banking services that make them more productive, we look to sustain our loan and deposit growth momentum into 2015."

4Q14 Financial Highlights

  Net income was $2.2 million compared to $3.1 million in 4Q13.
  Pretax income was $3.7 million, compared to $324,000 in 4Q13.
  Net interest margin improved to 4.52% in 4Q14, compared to 4.31% in 3Q14 and 4.40% in 4Q13.
  Non-interest expenses decreased 9.8% to $4.6 million, compared to $5.1 million in 4Q13.
  The efficiency ratio improved to 68.56% from 81.01% in 4Q13.
  Total deposits increased 9.4% to $477.1 million at December 31, 2014, compared to $436.1 million a year ago.
  Net loans increased 5.5% to $487.3 million at December 31, 2014, compared to $462.0 million a year earlier.
  Nonaccrual loans, net, decreased to $11.0 million at December 31, 2014 compared to $16.8 million a year ago.
  Other assets acquired through foreclosure decreased 71% to $137,000 at December 31, 2014, compared to $475,000 three months earlier and decreased 96% compared to $3.8 million a year earlier.
  The Company redeemed $782,000 of preferred stock on October 6, 2014 and, subsequently, $702,000 on January 2, 2015.
  Book value per common share increased 10.8% to $7.31 at December 31, 2014, compared to $6.60 a year ago.
  Community West Bank's capital ratios continue to be strong with its total risk-based capital ratio at 15.91% and Tier 1 leverage ratio at 11.64% at December 31, 2014.

Including $144,000 of preferred stock dividends and discount on partial redemptions, the net income available to common stockholders was $2.0 million, or $0.24 per diluted share, in 4Q14 compared to $1.5 million, or $0.18 per diluted share, in 3Q14 and $2.9 million, or $0.34 per diluted share, in 4Q13.

Credit Quality

"As a result of strong asset quality, including the strong loan loss reserves already in place, we recorded a negative provision for loan losses of $1.6 million in 4Q14, compared to a negative provision of $1.2 million in 3Q14, and a provision of $899,000 in the fourth quarter a year ago," said Plourd. During the fourth quarter, Community West had net loan recoveries of $216,000, compared to net charge-offs of $82,000 in 3Q14 and net charge-offs of $345,000 in 4Q13.

The total allowance for loan losses totaled $7.9 million at December 31, 2014, or 1.84% of total loans held for investment, compared to 2.14% at September 30, 2014, and 2.98% a year ago. Nonaccrual loans, net, were $11.0 million, or 2.23% of total loans at December 31, 2014, compared to $10.9 million, or 2.19% of total loans, three months earlier, and decreased 34.5% compared to $16.8 million, or 3.55% of total loans, a year ago.

Of the $11.0 million in net nonaccrual loans, $3.1 million (28.2%) were commercial loans, $3.0 million (27.3%) were commercial real estate loans, $1.7 million (15.5%) were SBA loans, $1.5 million (13.6%) were manufactured housing loans, $1.0 million (9.1%) were SBA 504 1st loans, $609,000 (5.4%) were single family real estate loans and $86,000 (0.9%) were home equity line of credit loans.

Other assets acquired through foreclosure decreased 71.1% to $137,000 at December 31, 2014, compared to $475,000 three months earlier and decreased 96.4% compared to $3.8 million a year earlier. Nonaccrual loans plus other assets acquired through foreclosure, net of SBA/USDA guarantees, totaled $11.2 million, or 2.0% of total assets, at December 31, 2014, compared to $11.4 million, or 2.0% of total assets, three months earlier and $18.4 million, or 3.4% of total assets, a year ago.

Income Statement

"Higher than industry average yields on our loan portfolio led to a solid net interest margin during the quarter, despite the current low-interest rate environment," said Charles G. Baltuskonis, Executive Vice President and Chief Financial Officer. Community West's fourth quarter net interest margin improved 21 basis points to 4.52%, compared to 4.31% in 3Q14 and improved 12 basis points compared to 4.40% in 4Q13. For the full year, the net interest margin was 4.50% compared to 4.51% a year ago.

Fourth quarter net interest income was $6.3 million, a 3.3% increase compared to $6.1 million in the preceding quarter and an 8.6% increase compared to $5.8 million in 4Q13. For the full year, Community West's net interest income increased 5.1% to $24.7 million compared to $23.5 million for 2013. Non-interest income was $471,000 in 4Q14 compared to $552,000 in 3Q14 and $546,000 in 4Q13. In 2014, non-interest income was $2.2 million compared to $2.8 million in 2013.

Fourth quarter non-interest expenses decreased to $4.6 million, down 6.1% compared to $4.9 million in 3Q14 and a 9.8% decrease compared to $5.1 million in 4Q13. In 2014, non-interest expenses decreased 9.0% to $20.1 million compared to $22.1 million in 2013. The decrease in non-interest expenses for the quarter and year is in part due to the improved credit metrics, which resulted in the decline in loan collection expenses and recoveries or gains associated with real estate owned. "In addition, we are focused on controlling overhead costs and improving operating efficiencies," Plourd noted. Community West's fourth quarter efficiency ratio improved to 68.56% from 73.70% in 3Q14 and 81.01% in 4Q13.

Balance Sheet

"The loan pipeline had a relatively flat quarter of activity, primarily due to some large payoffs, but for all of 2014, net loans increased 5.5% year over year," said Baltuskonis.  Net loans were $487.3 million at December 31, 2014, compared to $490.0 million at September 30, 2014, and $462.0 million a year ago. Manufactured housing loans were down 1.4% from year ago levels to $169.7 million and represent 34.3% of total loans. Commercial real estate loans outstanding were up 11.7% from year ago levels to $159.4 million at December 31, 2014, and comprise 32.2% of the total loan portfolio. Commercial loans increased 19.9% from year ago levels to $74.8 million and represent 15.1% of the total loan portfolio and SBA loans decreased 13.2% from a year ago to $62.0 million and represent 12.5% of the total loan portfolio.

Total deposits increased 9.4% to $477.1 million at December 31, 2014, compared to $436.1 million a year ago. At September 30, 2014 total deposits were $484.8 million. Non-interest-bearing deposit accounts increased 9.3% to $57.4 million at December 31, 2014, compared to $52.5 million a year earlier, and interest-bearing deposit accounts increased 6.7% to $275.6 million at December 31, 2014, compared to $258.4 million a year ago. Core deposits, defined as non-interest-bearing checking, interest-bearing checking, money market accounts, savings accounts and retail certificates of deposit totaled $378.1 million at December 31, 2014 and comprise 79.2% of total deposits, compared to $355.9 million, or 81.6% of total deposits, a year ago.

Community West's total assets increased 3.4% to $557.3 million at December 31, 2014, compared to $539.0 million at December 31, 2013. Stockholders' equity was $67.0 million at December 31, 2014, compared to $65.8 million at September 30, 2014, and $67.6 million a year ago. Book value per common share was $7.31 at December 31, 2014 compared to $7.07 at September 30, 2014, and $6.60 a year ago.

Announces Partial Redemption of Preferred Stock

In furtherance of its previously announced Preferred Stock Repayment Strategy, the Company redeemed another $702,000 of its 9% Cumulative Perpetual Preferred Stock, Series A, on January 2, 2015, leaving a remaining balance of $6,312,000. The Company's Board of Directors will continue to consider redemptions, and that any such redemptions are subject to regulatory approvals and will be based on the Company's financial condition and results of operations and overall corporate strategy at the time.  It is anticipated that any future redemptions would be payable from future earnings.

Declares Cash Dividend of $0.02 Per Common Share

The Company's Board of Directors has declared a quarterly cash dividend of $0.02 per common share.  The dividend will be payable February 27, 2015, to common shareholders of record on February 9, 2015.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013

Interest income
Loans, including fees	$ 6,798	$ 6,695	$ 6,556	$ 27,166	$ 27,071
Investment securities and other	220	208	209	838	795
Total interest income	7,018	6,903	6,765	28,004	27,866
Interest expense
Deposits	624	709	678	2,663	2,916
Other borrowings and convertible debt	88	126	280	612	1,416
Total interest expense	712	835	958	3,275	4,332
Net interest income	6,306	6,068	5,807	24,729	23,534
Provision for credit losses	(1,575)	(1,178)	899	(5,135)	(1,944)
Net interest income after provision for credit losses	7,881	7,246	4,908	29,864	25,478
Non-interest income
Other loan fees	184	279	189	904	1,033
Document processing fees	97	103	94	394	463
Service charges	69	72	73	284	318
Gains from loan sales, net	36	57	27	186	361
Other	85	41	163	429	656
Total non-interest income	471	552	546	2,197	2,831
Non-interest expenses
Salaries and employee benefits	2,846	2,888	2,827	12,154	12,783
Occupancy, net	475	479	449	1,852	1,814
Professional services	384	436	306	1,551	1,219
Advertising and marketing	179	129	138	608	512
Loan servicing and collection	259	187	333	845	1,444
Data processing	145	144	146	570	549
FDIC assessment	85	83	237	338	1,046
Depreciation	86	82	74	324	300
Stock options	38	29	16	308	59
Net (gain) loss on sales/write-downs of foreclosed real estate and repossessed assets	(267)	(18)	28	(435)	388
Other	416	440	576	1,966	2,021
Total non-interest expenses	4,646	4,879	5,130	20,081	22,135
Income before provision for income taxes	3,706	2,919	324	11,980	6,174
Income tax expense	1,520	1,207	(2,812)	4,934	(2,812)
Net Income	2,186	1,712	3,136	7,046	8,986
Dividends and accretion on preferred stock	159	176	253	937	1,039
Discount on partial redemption of preferred stock	(15)	--	--	(159)	--
Net income available to common stockholders	$ 2,042	$ 1,536	$ 2,883	$ 6,268	$ 7,947
Earnings per share:
Basic	$ 0.25	$ 0.19	$ 0.37	$ 0.77	$ 1.13
Diluted	$ 0.24	$ 0.18	$ 0.34	$ 0.75	$ 0.98

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	December 31,	September 30,	December 31,
	2014	2014	2013

Cash and cash equivalents	$ 1,631	$ 1,486	$ 1,472
Time and interest-earning deposits in other financial institutions	17,427	27,955	18,105
Investment securities	30,641	31,104	28,160
Loans:
Commercial	74,792	72,804	62,420
Commercial real estate	159,432	164,277	142,678
SBA	61,963	62,267	71,352
Manufactured housing	169,662	169,910	172,055
Single family real estate	15,744	14,065	10,150
HELOC	13,481	14,820	15,418
Other	59	1,134	140
Total loans	495,133	499,277	474,213

Loans, net
Held for sale	66,759	67,376	64,399
Held for investment	428,374	431,901	409,814
Less: Allowance	(7,877)	(9,236)	(12,208)
Net held for investment	420,497	422,665	397,606
NET LOANS	487,256	490,041	462,005

Other assets	20,363	21,557	29,258

TOTAL ASSETS	$ 557,318	$ 572,143	$ 539,000

Deposits
Non-interest-bearing demand	$ 57,364	$ 63,185	$ 52,461
Interest-bearing demand	275,631	277,743	258,445
Savings	15,265	16,218	16,158
CDs over 100K	115,588	113,694	95,979
CDs under 100K	13,236	13,910	13,092
Total Deposits	477,084	484,750	436,135
Other borrowings	10,000	18,000	31,442
Other liabilities	3,227	3,639	3,867
TOTAL LIABILITIES	490,311	506,389	471,444

Stockholders' equity	67,007	65,754	67,556

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 557,318	$ 572,143	$ 539,000

Shares outstanding	8,203	8,203	7,867

Book value per common share	$ 7.31	$ 7.07	$ 6.60

ADDITIONAL FINANCIAL INFORMATION
(Dollars in thousands except per share amounts)(Unaudited)
	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
PERFORMANCE MEASURES AND RATIOS	Dec. 31, 2014	Sep. 30, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Return on average common equity	14.70%	11.86%	25.27%	12.51%	20.50%
Return on average assets	1.54%	1.19%	2.33%	1.25%	1.69%
Efficiency ratio	68.56%	73.70%	81.01%	74.58%	83.96%
Net interest margin	4.52%	4.31%	4.40%	4.50%	4.51%

	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
AVERAGE BALANCES	Dec. 31, 2014	Sep. 30, 2014	Dec. 31, 2013	Dec. 31, 2014	Dec. 31, 2013
Average assets	$ 564,634	$ 571,895	$ 534,434	$ 562,474	$ 531,338
Average earning assets	553,564	559,156	523,706	549,136	521,870
Average total loans	497,211	495,213	458,270	489,598	457,847
Average deposits	480,878	484,359	431,862	469,477	430,452
Average equity (including preferred stock)	66,041	65,059	64,800	67,600	59,303
Average common equity (excluding preferred stock)	58,984	57,263	49,234	56,313	43,837

EQUITY ANALYSIS	Dec. 31, 2014	Sep. 30, 2014	Dec. 31, 2013
Total equity	$ 67,007	$ 65,754	$ 67,556
Less: senior preferred stock	7,014	7,796	15,600
Total common equity	$ 59,993	$ 57,958	$ 51,956

Common stock outstanding	8,203	8,203	7,867
Book value per common share	$ 7.31	$ 7.07	$ 6.60

ASSET QUALITY	Dec. 31, 2014	Sep. 30, 2014	Dec. 31, 2013
Nonaccrual loans, net	$ 11,027	$ 10,939	$ 16,837
Nonaccrual loans, net/total loans	2.23%	2.19%	3.55%
Other assets acquired through foreclosure	$ 137	$ 475	$ 3,811
Less: SBA/USDA-guaranteed amounts	0	0	2,250
Other assets acquired through foreclosure, net	$ 137	$ 475	$ 1,561

Nonaccrual loans plus other assets acquired through foreclosure, net	$ 11,164	$ 11,414	$ 18,398
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	2.00%	1.99%	3.41%
Net loan (recoveries)/charge-offs in the quarter	$ (216)	$ 82	$ 345
Net (recoveries)/charge-offs in the quarter/total loans	-0.04%	0.02%	0.07%

Allowance for loan losses	$ 7,877	$ 9,236	$ 12,208
Plus: Reserve for undisbursed loan commitments	39	61	68
Total allowance for credit losses	$ 7,916	$ 9,297	$ 12,276
Total allowance for loan losses/total loans held for investment	1.84%	2.14%	2.98%
Total allowance for loan losses/nonaccrual loans	71.43%	84.43%	72.51%

Community West Bancshares *
Tier 1 leverage ratio	11.86%	11.51%	12.68%
Tier 1 risk-based capital ratio	14.94%	14.47%	15.65%
Total risk-based capital ratio	16.19%	15.73%	17.26%

Community West Bank *
Tier 1 leverage ratio	11.64%	11.29%	12.68%
Tier 1 risk-based capital ratio	14.66%	14.19%	15.57%
Total risk-based capital ratio	15.91%	15.45%	16.84%

INTEREST SPREAD ANALYSIS	Dec. 31, 2014	Sep. 30, 2014	Dec. 31, 2013
Yield on total loans	5.43%	5.36%	5.68%
Yield on investments	2.34%	2.18%	2.37%
Yield on interest earning deposits	0.35%	0.28%	0.28%
Yield on earning assets	5.03%	4.90%	5.12%

Cost of interest-bearing deposits	0.59%	0.67%	0.71%
Cost of total deposits	0.51%	0.58%	0.62%
Cost of FHLB advances	2.50%	2.78%	2.87%
Cost of interest-bearing liabilities	0.65%	0.75%	0.92%

* Capital ratios are preliminary until the Call Report is filed.
CONTACT: Charles G. Baltuskonis, EVP & CFO
         805.692.5821
         www.communitywestbank.com